Exhibit 99.2 - Footnote 2 to Table II of Form 4

On February 22, 2008, Quadrangle Capital Partners II LP and Morgan Stanley & Co. International plc (“MSI plc”) entered into a Postpaid Cash-Settleable Forward Contract (the "Second Postpaid Forward Contract" and, collectively with the First Postpaid Contract, the “Postpaid Forward Contracts”) relating to the forward sale of 719,887 Shares by MSI plc to Quadrangle Capital Partners II LP.  In consideration for MSI plc entering into the Second Postpaid Forward Contract, Quadrangle Capital Partners II LP agreed to pay to MSI plc $6.5371 per Share.  The Second Postpaid Forward Contract provides that three business days after September 22, 2008, MSI plc will deliver to Quadrangle Capital Partners II LP 719,887 Shares; provided that Quadrangle Capital Partners II LP may elect to accelerate such settlement date or settle the Second Postpaid Forward Contract in cash.  Quadrangle Capital Partners II LP's ability to accept Shares under the Second Postpaid Forward Contract is subject to the prior receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.